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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

                   RANGE COMPLETES REDEMPTION OF 8-3/4% NOTES

FORT WORTH, TEXAS, AUGUST 20, 2003 - RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it had completed the previously announced redemption of all of its outstanding 8-3/4% Senior Subordinated Notes due 2007. The redemption was financed by the issuance of $100 million of 7-3/8% Senior Subordinated Notes due 2013 that was completed July 21, 2003.

The total redemption price, including the call premium was $70.8 million. As a result of the redemption, the Company will recognize debt extinguishment expense totaling $2.4 million ($1.5 million net of tax) in the quarter ended September 30, 2003. This includes the premium of $2.0 million and a non-cash charge of $0.4 million representing the write-off of the remaining unamortized debt issuance costs relating to the 8-3/4% Senior Subordinated Notes. The excess proceeds were used to repay amounts outstanding under the Company's bank credit facility. Currently, the Company has approximately $85 million of availability under the credit facility.

John H. Pinkerton, Range's President, stated, "The financing extends the maturity of our senior subordinated notes six years, reduces ongoing interest expense and provides additional financial flexibility. With our stronger balance sheet and cash flow, we are better positioned to continue to execute our growth plan."

Except for historical information, statements made in this release are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by reference.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

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                                                                         2003-20

Contact:        Rodney Waller, Senior Vice President
                Karen Giles
                (817) 870-2601
                www.rangeresources.com